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                                                                  EXHIBIT 10.17


TELEPHONE: (612) 481-2473                         ROBERT A. HOERR, M.D., PH.D.
FACSIMILE: (612) 481-2380                  PRESIDENT & CHIEF EXECUTIVE OFFICER


December 27, 1996


Francois Lebel, MD, FRCPC
3515 Marlowe Avenue
Montreal, Quebec
Canada H4A 3L8

Dear Francois:

I am pleased to offer you employment for the position of Vice President, Scientific and Regulatory Affairs. Your responsibilities will include management of clinical development, regulatory strategy and regulatory oversight for the product portfolio in development. The start date will be December 30, 1996. You will report to the President and you will supervise such employees as are assigned in the above functions.

- Your salary will be $150,000 annually, payable in twice monthly periods, which shall be reviewed annually and increased in keeping with the Company's general compensation practices.

- You will be entitled to receive up to a $50,000 cash bonus per annum (or 33% of base salary). The size of the bonus received will be based upon the achievement of personal and corporate objectives, as approved by the Board of Directors.

- An option to purchase 55,000 shares of the Company's common stock, exercisable at market value as of your starting date of employment, and vesting over 5 years. This grant will require the approval of the Board of Directors and will be governed by the provisions of the Company's stock option plan.

- Participation in the Company's senior management incentive compensation program, which may include either cash and/or stock options, and which is presently under review by the Board's Compensation Committee.

- Relocation assistance, according to the Company's present relocation policy and guidelines, which is designed to minimize the inconvenience to you and your family of moving. A summary of this policy and guidelines is attached. This policy plan has a number of valuable cash benefits and service options, including advisory and coordinating services through our Relocation Services advisor. There are tax implications to this package which you should review carefully with your advisors.

- Participation in the Company's employee benefit program, a summary of which is attached, and which is subject to change from time to time:

     - You and your family will be eligible for immediate healthcare, dental, life and long-term disability insurance coverage under this plan.


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Francois Lebel
Page 2
December 27, 1996


     - You will also be eligible for immediate participation in the 401(k) retirement plan, which provides for the tax-free investment of a portion of your salary for retirement purposes. There is at present not a corporate matching contribution to this plan.

     - You will also be eligible for participation in the employee stock purchase plan beginning in 1998, which will enable you to use up to 10% of your salary to purchase company stock at a 15% discount to the lower of market price at the beginning or end of the plan year.

     - In addition to the group life insurance of $500,000, an individual key man term life insurance policy of $500,000 will be available to you; both policies require a medical examination. The total $1,000,000 in term life insurance will be split 50:50 with your spouse and GalaGen.

You will be required to sign the following standard documents:

-  Employee Confidentiality Agreement
-  Invention and Trade Secret Agreement
-  Conflicts of Interest and Business Ethics
- Policies Regarding Confidentiality and Securities Trading and Annual Certification Form

These are routine and in the normal course of business and to confirm that you will not be encumbered in any way by non-competitive clauses relative to your recent employment.

Your original term of employment will be one year; thereafter, either party may terminate this agreement on 90 days advance written notice unless termination is for cause.

Your acceptance of the relocation assistance package and any modifications to that policy which are made in writing is contingent upon your signing the Relocation Agreement, which is attached, in which you agree that in the event that you resign voluntarily your employment relationship with the Company within thirty-six months from the effective date of transfer, you will be responsible for repaying the Company a portion of the relocation expenses, as outlined in the Agreement.

If you accept this offer, the terms described in this letter shall be the terms of your employment. Any additions or modification of these terms must be in writing and signed by you and the Chairman of the Board or Chief Executive Officer.

Sincerely,

/s/ Robert A. Hoerr

Robert A. Hoerr, M.D., Ph.D.

/sr
                                                                     ACCEPTED:

                                                            /s/ Francois Lebel

                                            ----------------------------------
                                                     Francois Lebel, MD, FRCPC


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I.  RESIDENCE SEARCH TRIP

The Company will reimburse all actual and reasonable expenses incurred for one additional Residence Search trip to the Twin cities area (in addition to the two search trips already incurred). This trip should not exceed three consecutive days.

Paid expenses include:

    Current Company auto mileage, or, if appropriate, round trip air fare for individual and spouse/partner.

    Reasonable hotel, meal and care rental expenditures.

    Dependent Allowance, which may be utilized for child care or travel expenses, to a maximum expenditure of $500 per family.

The Company will make all reservations and coordinate the activities of the family so that their time is effectively utilized. See also Destination Services, Section III.


II. PROPERTY BENEFITS:  Old Location
                        Assistance in Home Sale at previous residence

Homeowners:

To be eligible for this benefit, the individual must be a current home owner. The residence involved must be the principle dwelling of the individual and their family. Seasonal residences, such as vacation cabins, and properties acquired for commercial and/or investment purposes do not qualify under this program.

BRM will provide for the individual the MasterChoice Program and the Amended Value Sale Program, designed to assist the individual to sell their home in the shortest amount of time for the highest possible price. Under this program, The Company, through BRM, will cover the individual's listing commission and reasonable seller paid closing costs, not to exceed $25,000. The BRM Real Estate Specialist assigned to assist the individual will provide the specific details of the program and the procedures that must be followed to meet IRS guidelines. The Company reserves the right to not do the Amended Value Sale Program should it not be financially advantageous to the Company. However, whatever assistance the Company provides to the individual will create no monetary disadvantage to the individual compared to the Amended Value Sale Program.

Following the individual's purchase of a new residence, the Company will assume responsibility for the payment of the monthly mortgage and taxes for the individual's existing property in Montreal for a period of up to six months or until such time as the property in Montreal can be sold. Should the property in Montreal not sell within six months of the date of purchase of a new property in the Twin Cities area, the Company will intervene in the process and will assist in the disposition of the Montreal property. The Company reserves the right to employ the most expeditious methods to dispose of the obligation at that point including the use of various liquidation services or other methods. Should the residence sell for CN$260,000 or greater, the Company will not provide any additional financial assistance. Should the residence sell for CN$220,000 or more but less than CN$260,000, the Company will provide the difference between CN$260,000 and the selling price of the residence. Should the residence sell for less than CN$220,000, the Company will provide CN$40,000 plus the difference between CN$220,000 and the selling price of the new residence, provided that the difference between CN$220,000 and the selling price of the residence be paid

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back to the Company by withholding one half of the future cash bonus payments as earned until such amount is recovered.

Should the individual choose to market the home without the services of BRM and with an agent of their choice, the Company will reimburse only the listing commission paid by the individual, to a maximum of seven (7) percent of the sale price of the home and a maximum dollar amount of $15,000. This reimbursement will be considered taxable income and the appropriate withholding taxes will be deducted from the reimbursement.


III. DESTINATION SERVICES:    New Location
                                         Assistance in the Purchase or Rental
                                         of New Residence

The Company has arranged for BRM to provide the MasterChoice "Buy Smart" Counseling Program for individuals interested in purchasing a new home. The purpose of this program is to provide the relocating family with good information and resources so that they may make a wise home buying decision. The BRM Real Estate Specialist will coordinate this program for the relocating family.

The Company will reimburse the transferee for traditional, according to local custom and law, buyer paid closing costs on a new home purchase up to a maximum of five points (5% of mortgage amount, not to exceed $15,000). All closing costs must be approved by the BRM Real Estate Counselor prior to closing.

The Company will also provide assistance in applying for and obtaining a mortgage on a new residence. This will include providing a payment of 5% of the purchase price of a new residence (up to a maximum new resident value of $300,000).

These benefits must be utilized by nine (9) months from the signing of this agreement.


IV. HOUSEHOLD GOODS SHIPMENT

The transportation of the individual's household goods and one automobile shipment will be arranged by BRM. The Company will pay the cost of packing, transporting, and unpacking of the individual's "normal" household items from the former to the new residence. "Bulky" or "Unusual" items such as boats, trailers, frozen food, firewood and large shop machinery and so forth, will be excluded from the items the Company will cover and would be the responsibility of the individual. (Your BRM Relocation Counselor will give you a Household Moving Procedures Brochure which addresses the specific guidelines.)

Appliance Service fees will be paid by the Company up to a maximum of $500.00. If necessary, the Company will pay for up to 30 days temporary storage charges if the individual is unable to occupy his/her new residence immediately.

The maximum dollar coverage for the Household Good Shipment (including temporary storage if necessary) benefit is $15,000. Any expenditure above that amount will be the responsibility of the transferee.

V.  MISCELLANEOUS RELOCATION ALLOWANCE

In addition to the expense reimbursements described elsewhere in this policy, the Company will provide a Relocation Allowance. The Allowance is intended to assist the person with other relocation related expenses. The amount of the Allowance is $2,500. Appropriate taxes will be withheld.


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This Allowance will be paid the first pay period after the official start date at the Company.


VI. TAX IMPLICATIONS OF RELOCATION

Corporate relocation has significant income tax implications. Most relocation expense reimbursements are considered taxable income to the individual and must be reported as such to the IRS.

The expenses the Company reimburses for the Residence (Section I) and a portion of the Property Benefits (Section II) and Destination Services (Section III) are considered income. The Company will provide a contribution, or "gross-up", toward the potential tax liability of these approved expenses.

Because of the complexity of income tax regulations related to relocation, the company recommends that the individual seek competent tax advice in the preparation of income tax returns.


VII. RELOCATION AGREEMENT

Prior to the authorization of any relocation benefits, the Company requires the relocating individual to read and sign a Relocation Agreement. This agreement provides that if the individual voluntarily terminates with the Company within thirty six (36) months of their relocation, they would be responsible for repayment of a portion of the relocation benefits.


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                                     The Company
                                 RELOCATION AGREEMENT

     This is an agreement by and between the Company and Dr. Francois Lebel. In consideration of the mutual promises and agreements, the terms and conditions set forth herein and contained in the Company Relocation Package extended said person, it is agreed as follows:

1. The Company will pay on behalf of the individual all authorized relocation expenses as explained in the Company Relocation Package and associated with the individual's relocation from Montreal, Quebec, Canada to the Twin cities of Minnesota.

2. The Company agrees that if the individual remains with the Company's for thirty six (36) full months from the effective date of the relocation, the individual shall have no obligation to repay any of the relocation expenses.

3. The individual agrees that in the event the individual voluntarily resigns their relationship with the Company within thirty six (36) months from the effective date of transfer, the individual will reimburse the Company for the relocation expenses incurred, at the rate of one thirty sixth (1/36) of the total expenses for each uncompleted month of service.

4.  The individual's repayment is due and payable upon final date of service.
By executing this agreement, the individual agrees to make repayment in full and hereby authorizes the Company to effect repayment by either cash payment from the individual and/or by deducting the repayment from any sums due the individual on or after the final day of service.

5. In the event of a subsequent transfer that is effective during the term of a Relocation Agreement, the current Relocation Agreement will become void, providing the individual has entered into a Relocation Agreement for the subsequent transfer.

6. This Relocation Agreement is not a contract of employment and does not guarantee employment. This agreement exists solely to define the Company Policy pertaining to the repayment of relocation expenses by individuals.

BY INDIVIDUAL                          The Company

Francois Lebel                    /s/ Robert A. Hoerr
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Name                                   Signature
/s/ Francois Lebel                CEO & President
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Signature                              Title
12/28/96                          1/06/97
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Date                                   Date